EXHIBIT 99.1

    John Lennon Joins Pyramid Breweries as Chief Executive Officer
                             and Director

    SEATTLE, Wash. & BERKELEY, Calif.--(BUSINESS WIRE)--July 19, 2004--Pyramid Breweries Inc. (Nasdaq:PMID), today announced that John
J. Lennon has been appointed as President and Chief Executive Officer, effective in early August 2004, when Lennon will join the company.
    Lennon's previous position was President and CEO of Beck's North America, a $150 million division of Interbrew, where he had responsibility for the USA, Canada and the Caribbean. Mr. Lennon has over twenty years experience as a senior executive in marketing, sales and general management, including eight years leading and managing businesses within the branded consumer goods industry. In addition to Mr. Lennon's work with Beck's, he has held senior positions with Diageo, Guinness, FEMSA, Grand Metropolitan and Nestle.
    "John is a seasoned and highly regarded brewing industry executive who brings a wealth of valuable skills to the Pyramid team. His experience is almost entirely in the Better Beer industry with companies whose beers, like Pyramid, are sold based on their high quality and unique flavors. This experience is directly relevant to the task at hand," stated George Hancock, Chairman of the Board. During his career, Lennon has built a successful track record of leading businesses ranging from $10M to $300M on three continents. "John's ability to build beer brands will be invaluable as we seek to leverage our growing Beverage and Alehouse Divisions," said Hancock.
    "Pyramid has tremendous potential, and I am very excited about the company," noted Lennon. "I believe that my broad marketing and operational experience in the brewing industry makes a great fit with a strong Pyramid management team. I look forward to utilizing my capabilities and experience to help drive the long term success of the company."
    Lennon is a native of New York. He earned an MBA from Syracuse University and a BA from the State University of New York. Mr. Lennon will be based at Pyramid's headquarters in Seattle, Washington.
    Pyramid's independent compensation committee has approved stock awards to Mr. Lennon for up to 350,000 shares of Pyramid's common stock to be issued ratably over the next 5 years, half of which will be awarded based on continued service and half of which will be awarded upon the achievement of certain performance goals. The stock awards will have 1-year vesting that may accelerate in the event of a change in control of Pyramid or if Lennon's employment terminates under certain conditions.
    Pyramid Breweries Inc. is one of the leading brewers of specialty, full-flavored beers and sodas, producing a variety of ales and lagers under the Pyramid and Thomas Kemper brand names. The company also brews six styles of old-fashioned sodas under the Thomas Kemper Soda Company label. Pyramid operates two local breweries and four restaurants, the Pyramid Brewery & Alehouse in Seattle, Washington and Berkeley, California, and the Pyramid Alehouse in Walnut Creek and Sacremento, California. For more information, visit www.PyramidBrew.com.

    Statements concerning future performance, developments or events, concerning development and/or success of new Alehouse locations and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties that are described in the Company's filings with the Securities and Exchange Commission, press releases and other communications. Actual events and results may differ materially from stated expectations.

    CONTACT: Pyramid Breweries Inc.
             Jim Hilger, 206-682-8322